Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-142116

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 8, 2007)

R$750,000,000

Federative Republic of Brazil

10.25% Global BRL Bonds due 2028

Payable in U.S. dollars

Brazil will pay interest on the global bonds on January 10 and July 10 of each year, commencing on July 10, 2007. Principal and interest will be translated into, and payment of principal and interest will be made in, United States dollars. The global bonds will mature on January 10, 2028.

The global bonds will be a further issuance of, and will be consolidated to form a single series with, the R$3,037,500,000 aggregate principal amount of Brazil’s outstanding 10.25% Global BRL Bonds due 2028 issued on February 14, 2007, March 27, 2007 and May 17, 2007. The total aggregate principal amount of the previously issued global bonds and the global bonds now being issued will be R$3,787,500,000.

The global bonds will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to much of Brazil’s outstanding public external indebtedness. Under these provisions, which are described in the sections entitled “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus, Brazil may amend the payment provisions of the global bonds and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds.

Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, together with the previously issued global bonds, trade on the Euro MTF Market.

See “ Risk Factors” beginning on page S-9 to read about certain risk factors you should consider before investing in the global bonds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Global Bond	Per Global Bond in U.S. Dollars	Total in U.S. Dollars
Public offering price(1)(2)	115.50%	U.S.$151,495.28	U.S.$454,485,834.21
Underwriting discount	0.25%	U.S.$ 327.91	U.S.$ 983,735.57
Proceeds, before expenses, to Brazil(2)	115.25%	U.S.$151,167.37	U.S.$453,502,098.64

(1)	Purchasers will make the payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Brazilian reais into U.S. dollars of R$1.9060 per U.S. $1.00. The per global bond amount is R$250,000.
(2)	Plus accrued interest totaling U.S.$14,788,824.76, or U.S.$19.7184 per R$1,000 principal amount of global bonds, from February 14, 2007 to June 26, 2007, the date Brazil expects to deliver the global bonds offered by this prospectus supplement, and additional interest, if any, from June 26, 2007.

The global bonds will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, or DTC; the Euroclear System plc; and Clearstream Banking, Luxembourg, société anonyme, against payment on or about June 26, 2007.

Joint Lead Managers and Joint Bookrunners

Credit Suisse	JPMorgan

Co-Managers

Banco Itaú Europa	BB Securities Ltd.

The date of this prospectus supplement is June 19, 2007.

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. Brazil is not making an offer of these securities in any state where the offer is not permitted.

This prospectus supplement can only be used for the purposes for which it has been published.

Prospectus Supplement

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the global bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Brazil is the fifth largest country in the world and occupies nearly half the land area of South America. Brazil shares a border with every country in South America except Chile and Ecuador. The capital of Brazil is Brasília, and the official language is Portuguese. On January 1, 2007, Brazil’s estimated population was 187.9 million.

Brazil is a federative republic with broad powers granted to the federal Government. Brazil is officially divided into five regions consisting of 26 States and the Federal District, where Brazil’s capital, Brasília, is located.

Government

The federal Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral National Congress, composed of the Chamber of Deputies and the Senate; and a judicial branch consisting of the Federal Supreme Court and lower federal and State courts.

Under the Constitution, the President is elected by direct vote. A constitutional amendment adopted in June 1997 permits the re-election for a second term of the President and certain other elected officials. The President’s powers include the right to appoint ministers and key executives in selected administrative posts.

The legislative branch of government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate is composed of 81 Senators, elected for staggered eight-year terms, and the Chamber of Deputies has 513 Deputies, elected for concurrent four-year terms. Each State and the Federal District is entitled to three Senators. The number of Deputies is based on a proportional representation system weighted in favor of the less populated States which, as the population increases in the larger States, assures the smaller States an important role in the National Congress.

The judicial power is exercised by the Federal Supreme Court (composed of 11 Justices), the Superior Court of Justice (composed of 33 Justices), the Federal Regional Courts (appeals courts), military courts, labor courts, electoral courts and the several lower federal courts. The Federal Supreme Court, whose members are appointed for life by the President, has ultimate appellate jurisdiction over decisions rendered by lower federal and State courts on Constitutional matters.

Following two decades of military governments, in 1985 Brazil made a successful transition to civilian authority and democratic government. A new Brazilian Constitution was adopted in 1988. In 1989, direct presidential elections were held for the first time in 29 years. After winning a runoff election with 61% of the vote on October 27, 2002, Luiz Inácio Lula da Silva assumed the presidency of Brazil on January 1, 2003. As President, Mr. da Silva has initiated a series of social programs, including a “Zero Hunger” campaign, which is intended to eradicate famine and address poverty in the country, a “Bolsa Família” program that provides assistance to impoverished families and a “First Job” program aimed at facilitating young persons’ entry into the labor market. He has also secured reforms of the tax, pension and judicial systems, moved to establish a framework for public-private partnerships, introduced a regulatory framework for investment in, among others, the electricity sector and secured amendments to the country’s bankruptcy law. Finally, the da Silva administration’s economic policy has been characterized by fiscal discipline, a floating exchange rate and inflation targeting. Among the da Silva administration’s first initiatives was an increase in the consolidated public sector primary surplus target from 3.75% of real gross domestic product (“GDP”) in 2002 to 4.25% of GDP in each of 2003, 2004 and 2005. On September 22, 2004, the Government announced that it had raised its primary surplus target for 2004 to 4.5% of GDP from 4.25% of GDP due to better than expected fiscal revenues. The Government maintained its primary surplus target of 4.25% of GDP for 2006. On December 22, 2006, the National Congress approved the 2007 budget. On December 29, 2006, President Lula signed the budget directives law, or LDO, for 2007. The LDO includes, among other things, a provision that allows the President to use funds that exceeded the primary surplus target of 4.25% of GDP in 2006 for additional investment in the pilot program for selected infrastructure and other public projects in 2007. On February 7, 2007, President Lula signed the 2007 Federal Budget Law. On February 15, 2007, the Government announced an expenditures contingency decree covering R$16.4 billion of budgeted expenditures. For the first time the Government will deduct funds for Projeto-Piloto de Investimentos Públicos, or PPI, investments in the amount of R$11.3 billion. This amount is not to be considered as current expenditure when computing the primary result. On February 21, 2007, the Government announced an additional expenditures contingency decree covering R$1.25 billion of budgeted expenditures.

On February 29, 2007, the Government announced that, following the release of new GDP numbers using the new methodology, the primary surplus target would be determined in nominal terms and not in proportion to GDP. The nominal target for 2007 was set at R$95.9 billion, which represents around 3.8% of GDP according to the new methodology and remains unchanged from the nominal target established before the release of the new GDP numbers by the IBGE (as defined below). The PPI expenditures that can be deducted from the primary surplus target remained unchanged at R$11.3 billion. Accordingly, the primary surplus target, after PPI expenditures of R$11.3 billion, would be R$84.6 billion.

Mr. da Silva was reelected for a second four-year term as President in a runoff election on October 29, 2006. On January 1, 2007, Mr. da Silva took the oath of office for a second four-year term.

President da Silva’s Minister of Finance is Guido Mantega, who has served in that position since March 28, 2006.

SELECTED BRAZILIAN ECONOMIC INDICATORS

	2001		2002		2003		2004(P)		2005(P)		2006(P)
The Economy
Gross Domestic Product (“GDP”):
(in billions of constant 2005 Brazilian reais using prior methodology)	R$	1,761.6	R$	1,795.6	R$	1,805.3	R$	1,894.5	R$	1,937.6		n.a.
(in billions of constant 2005 Brazilian reais using new methodology)	R$	1,901.0	R$	1,950.8	R$	1,973.6	R$	2,087.1	R$	2,147.9		n.a.
(GDP at current prices in U.S.$ billions using prior methodology)(P)(1)	U.S.$	509.8	U.S.$	459.4	U.S.$	506.8	U.S.$	604.0	U.S.$	796.3	U.S.$	959.2
(GDP at current prices in U.S.$ billions using new methodology)(P)(1)	U.S.$	553.5	U.S.$	504.2	U.S.$	553.4	U.S.$	663.6	U.S.$	882.4	U.S.$	1,066.9
Real GDP Growth (decline) using prior methodology(2)		1.3%		1.9%		0.5%		4.9%		2.3%		2.9%
Real GDP Growth (decline) using new methodology(2)		1.3%		2.7%		1.1%		5.7%		2.9%		3.7%
Population (millions)		175.1		177.6		180.2		182.7		185.3		187.9
GDP Per Capita using prior methodology(P)(3)	U.S.$	2,932.9	U.S.$	2,604.3	U.S.$	2,831.4	U.S.$	3,326.1	U.S.$	4,323.3	U.S.$	5,104.7
GDP Per Capita using new methodology(P)(3)	U.S.$	3,161.5	U.S.$	2,839.1	U.S.$	3,071.4	U.S.$	3,632.2	U.S.$	4,762.2	U.S.$	5,678.2
Unemployment Rate(4)		10.6%		10.5%		10.9%		9.6%		8.3%		8.4%
IGP-DI (rate of change)(5)		10.4%		26.4%		7.7%		12.1%		1.2%		3.8%
Nominal Devaluation Rate(6)		18.7%		52.3%		(18.2)%		(8.1)%		(11.8)%		(8.7)%
Domestic Real Interest Rate(7)		6.2%		(5.8)%		14.5%		3.6%		17.6%		9.5%
Balance of Payments (in U.S.$ billions)
Exports		58.2		60.4		73.1		96.5		118.3		137.5
Imports		55.6		47.2		48.3		62.8		73.6		91.4
Current Account		(23.2)		(7.6)		4.2		11.7		14.0		13.5
Capital and Financial Account (net)		27.1		8.0		5.1		(7.5)		(9.5)		17.2
Change in Total Reserves		3.3		0.3		8.5		2.2		4.3		30.6
Total Official Reserves		35.9		37.8		49.3		52.9		53.8		85.8
Public Finance
Financial Surplus (Deficit) as % of GDP using prior methodology(8)		(3.6)%		(4.6)%		(5.1)%		(2.7)%		(3.3)%		(3.4)%
Financial Surplus (Deficit) as % of GDP using new methodology(8)		(0.3)%		(4.2)%		(4.6)%		(2.4)%		(3.0)%		(3.0)%
Primary Surplus (Deficit) as % of GDP using prior methodology(9)		3.6		3.9		4.3		4.6		4.8		4.3
Primary Surplus (Deficit) as % of GDP using new methodology(9)		3.4		3.5		3.9		4.2		4.4		3.9
Public Debt (in billions)
Gross Internal Debt (Nominal)(P)(10)	U.S.$	319.9	U.S.$	256.0	U.S.$	347.1	U.S.$	417.6	U.S.$	538.5		n.a.
Gross External Debt (Nominal)(P)(11)		84.5		82.7		86.0		81.3		76.5		n.a.
Public Debt as % of Nominal GDP using prior methodology(P)		74.7%		75.4%		78.4%		71.5%		74.1%		n.a.
Public Debt as % of Nominal GDP using new methodology(P)		68.8%		68.6%		71.7%		65.1%		66.7%		n.a.
Net Internal Debt using prior methodology(P)		59.1%		57.0%		62.8%		59.9%		64.9%		n.a.
Net Internal Debt using new methodology(P)		54.4%		51.9%		57.5%		54.5%		58.4%		n.a.
Net External Debt using prior methodology(P)(12)		15.6%		18.4%		15.6%		11.6%		9.2%		n.a.
Net External Debt using new methodology(P)(12)		14.4%		16.8%		14.3%		10.6%		8.3%		n.a.
Total Public Debt (Nominal)(P)(13)	U.S.$	404.3	U.S.$	338.6	U.S.$	433.1	U.S.$	498.8	U.S.$	615.0		n.a.

(P)	Preliminary numbers subject to revision.
(1)	Converted into U.S. dollars based on the weighted average exchange rate for each year.
(2)	Calculated based upon constant average 2005 Brazilian reais.
(3)	Not adjusted for purchasing power parity.

(4)	Unemployment in the metropolitan areas of Rio de Janeiro, São Paulo, Belo Horizonte, Porto Alegre, Salvador and Recife at the end of the relevant period.
(5)	The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna, or “IGP-DI”) is one indicator of inflation. While many inflation indicators are used in Brazil, the IGP-DI, calculated by the Getúlio Vargas Foundation, an independent research organization, is one of the most widely utilized indices.
(6)	Year-on-year percentage appreciation of the U.S. dollar against the Brazilian real (sell side).
(7)	Brazilian federal treasury securities deflated by the IGP-DI and adjusted at each month-end to denote real annual yield.
(8)	Financial results represent the difference between the consolidated public sector debt in one period and the consolidated public sector debt in the previous period, excluding the effects of the Government’s privatization program and the effect of exchange rate fluctuations on the debt levels between periods.
(9)	Primary results represent Government revenues less Government expenditures, excluding interest expenditures on public debt.
(10)	Presents debt on a consolidated basis, which is calculated as the gross internal debt less credits between governmental entities.
(11)	Not including external private debt. Consolidated external private debt as of December 31, 2005, was U.S.$57.2 billion.
(12)	Gross external debt less total reserves.
(13)	Consolidated gross public sector debt.

Sources: Fundação Instituto Brasileiro de Geografia e Estatística (“IBGE”); Getúlio Vargas Foundation; Central Bank; Secretaria do Tesouro Nacional

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

The Global Bonds

Issuer	Federative Republic of Brazil

Title of Security	10.25% Global BRL Bonds due 2028

Aggregate Principal Amount	R$750,000,000.

Maturity Date	January 10, 2028

Interest Rate	10.25% per annum, computed on the basis of a 360-day year of twelve 30-day months, payable in U.S. dollars and calculated as described below.

Interest Payment Dates	January 10 and July 10 of each year, starting July 10, 2007.

Price to Public

115.50% of the principal amount, plus accrued interest from February 14, 2007. Purchasers will make payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Brazilian reais into U.S. dollars of R$1.9060 per U.S.$1.00.

Form	Brazil will issue the global bonds in the form of one or more book-entry securities in fully registered form, without coupons. Brazil will not issue the global bonds in bearer form.

Denominations	Brazil will issue the global bonds only in denominations of R$250,000 and integral multiples of R$1,000 in excess thereof.

Conversion of the Payment Amounts

All amounts due in respect of principal or interest will be paid in U.S. dollars, calculated by the calculation agent by translating the Brazilian real amounts into U.S. dollars at the Applicable Market Rate on the applicable Rate Determination Date (as defined under “Description of the Global Bonds”).

Status	The global bonds will rank equal in right of payment with all of Brazil’s existing and future unsecured and unsubordinated external indebtedness.

Single Series

The global bonds will be a further issuance of, and will be consolidated to form a single series with, the R$3,037,500,000 aggregate principal amount of Brazil’s outstanding 10.25% Global BRL Bonds due 2028 issued on February 14, 2007, March 27, 2007 and May 17, 2007.

Redemption	The global bonds will not be redeemable prior to maturity and are not entitled to the benefit of any sinking fund.

Negative Pledge	The global bonds will contain certain covenants, including restrictions on the incurrence of certain liens.

Default

The global bonds will contain events of default, the occurrence of which may result in the acceleration of Brazil’s obligations under the global bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding global bonds.

Collective Action Clauses

The global bonds will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of Brazil’s outstanding public external indebtedness and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the global bonds. These provisions are commonly referred to as “collective action clauses”. These provisions are described in the sections entitled “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Listing and Admission to Trading	Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, together with the previously issued global bonds, trade on the Euro MTF Market.

Fiscal Agent

The global bonds will be issued pursuant to a fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, and Amendment No. 3 thereto, dated as of June 28, 2004, between Brazil and The Bank of New York (successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent, paying agent, transfer agent and registrar.

Taxation

For a discussion of the Brazilian and United States tax consequences associated with the global bonds, see “Taxation—Brazilian Taxation” and “—United States Federal Income and Estate Taxation” in this prospectus supplement and “Debt Securities—Payment of Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the foreign, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Further Issues

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. See “Description of the Global Bonds—Further Issues of the Global Bonds” in this prospectus supplement.

Governing Law

The global bonds will be governed by the laws of the State of New York, except with respect to the authorization and execution of the global bonds, which will be governed by the laws of the Federative Republic of Brazil.

Calculation Agent	The Bank of New York.

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Brazil disclaims any responsibility for advising you on these matters. If you are unsophisticated with respect to foreign currency transactions, these global bonds are not an appropriate investment for you.

Risk Factors Relating to the Global Bonds

If the Brazilian real depreciates against the U.S. dollar, the effective yield on the global bonds (in U.S. dollar terms) will decrease below the interest rate on the global bonds, and the amount payable on an interest payment date, at maturity or upon acceleration may be less than your investment, resulting in a loss to you.

Rates of exchange between the U.S. dollar and the Brazilian real have varied significantly over time. Historical Brazilian real/U.S. dollar exchange rates are presented under “Certain Conventions—Brazilian Reais Information” below. However, historical trends do not necessarily indicate future fluctuations in rates and should not be relied upon as indicative of future trends.

Currency exchange rates can be volatile and unpredictable and may be affected by macroeconomic factors and speculation. If the Brazilian real depreciates against the U.S. dollar, the effective yield on the global bonds (in U.S. dollar terms) will decrease below the interest rate on the global bonds and the amount payable on an interest payment date, at maturity or upon acceleration may be less than your investment, resulting in a loss to you. Depreciation of the Brazilian real against the U.S. dollar may also adversely affect the market value of the global bonds.

Government policy or actions could adversely affect the exchange rate between the Brazilian real and the U.S. dollar and an investment in the global bonds.

Brazil has had a floating interest rate since 1999. However, the Central Bank of Brazil has from time to time intervened in the foreign exchange market. These interventions or other governmental actions could adversely affect the value of the global bonds, as well as the yield (in U.S. dollar terms) on the global bonds and the amount payable to you on an interest payment date, at maturity or upon acceleration.

Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in Brazil or elsewhere could lead to significant and sudden changes in the exchange rate between the Brazilian real and the U.S. dollar.

Exchange controls could affect the Brazilian real/U.S. dollar exchange rate and the amount payable on the global bonds.

Brazilian law provides that, in the event of a serious imbalance in Brazil’s balance of payments or a foreseeable likelihood of such an imbalance, the Brazilian government may, for a limited period of time, impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil and on the conversion of Brazilian currency into foreign currencies. Brazil has not restricted the remittance of foreign investors’ proceeds since 1994. However, no assurance can be given that such measures will not be instituted in the future. Changes in exchange controls could cause the value of the Brazilian real to depreciate against the U.S. dollar, resulting in a reduced yield to you, a possible loss on the global bonds and a possible adverse impact on the market value of the global bonds.

The price at which the global bonds will trade in the secondary market is uncertain.

Brazil has been advised by the underwriters that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, together with the previously issued global bonds, trade on the Euro MTF Market. No assurance can be given as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain.

The global bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The global bonds will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and voting on future amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the global bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds. See “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Risk Factors Relating to Brazil

Brazil is a foreign state and accordingly it may be difficult to obtain or enforce judgments against it.

Brazil is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdiction upon Brazil or to enforce against Brazil judgments obtained in their own jurisdiction. See “Arbitration and Enforceability” in the accompanying prospectus.

Current account deficits may leave Brazil vulnerable to external shocks and reductions in foreign direct investment.

Brazil recorded current account deficits from 1993 to 2002. Although Brazil was able to finance most of its current account deficit during these years through direct foreign investment, Brazil’s recurring current account deficits and the need to finance them have left Brazil vulnerable at times to external shocks and reductions in foreign direct investment. Although such solvency indicators as the ratio of debt service payments to exports and the ratio of international reserves to total debt have improved and Brazil registered current account surpluses from 2003 through 2005, Brazil cannot assure you that such current account deficits will not return in the future.

A significant depreciation in the Brazilian real may have an adverse effect on the Brazilian economy and on Brazil’s public debt.

The value of the Brazilian real has at times fluctuated significantly against the U.S. dollar. The second half of 2002 and the first quarter of 2003 posed several challenges for Brazil, for example, which arose in large part from the effects of Argentina’s financial crisis, a weak global economy, uncertainties about the country’s national elections held in October 2002 and concerns about terrorism and tensions in the Middle East. Through much of the period from July 2002 through October 2002, the Brazilian real declined from R$2.844 to U.S.$1.00 on June 28, 2002 to R$3.9552 to U.S.$1.00 on October 22, 2002. At that time, such volatility of the Brazilian real had an adverse effect on Brazil’s economy as well as on its public debt, which at times has included significant amounts that were indexed to the U.S. dollar.

Brazil has been able to reduce its U.S. dollar-indexed public debt from 29.0% in September 2002 to 1.2% in March 2007 which has reduced the impact of a 1% depreciation in the value of the Brazilian real against the U.S. dollar on the ratio of net public sector debt to GDP from 0.4 of a percentage point in September 2002 to 0.0 of a percentage point in May 2006. However, Brazil cannot assure you that a significant depreciation in the Brazilian real will not have an adverse effect on the Brazilian economy and on Brazil’s public debt in the future.

Brazil’s large stock of public debt has at times made Brazil’s finances susceptible to adverse shocks and led to persistent negative debt dynamics.

Brazil’s net debt-to-GDP level increased significantly between 1995 and 2003, rising from 28.1% in May 1995 to 61.7% in September 2002 before falling to 45.0% in March 2007. A significant percentage of this debt is floating rate debt that is indexed to, among other things, the Over/Selic rate, the Brazilian real/U.S. dollar exchange rate or the inflation rate. On April 30, 2007, Brazil’s floating rate domestic debt securities totaled approximately R$708.21 billion (or 61.5% of all federal domestic debt securities), of which R$426.3 billion (or 37.0% of all federal domestic debt securities) was indexed to the Over/Selic rate. High real interest rates in respect of the large stock of public debt have, at times, led to persistent high debt servicing costs which, together with the need for Brazil to roll over or refinance outstanding indebtedness and the recognition of certain liabilities as obligations of Brazil, have in turn led, at times, to sustained high levels of net public sector debt as well as to nominal deficits. See “Introduction” in Brazil’s annual report on Form 18-K for 2005.

TABLE OF REFERENCES

The information incorporated by reference from Brazil’s annual report on Form 18-K includes, but is not limited to, the following items:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2005

Issuer’s position within the governmental framework	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-13 to D-15 of Exhibit D

Geographic location and legal form of the issuer	“The Federative Republic of Brazil” on pages D-12 to D-15 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Brazilian Economy—Historical Background” and “—Recent Economic Events and Policies” on pages D-17 to D-23 of Exhibit D

Structure of the issuer’s economy	“The Brazilian Economy—Principal Sectors of the Economy” on pages D-27 to D-31 of Exhibit D

Gross domestic product	“The Brazilian Economy—Gross Domestic Product” on pages D-25 to D-27 of Exhibit D

Brazil’s political system and government	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-13 to D-15 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Budget Process” and “—Taxation and Revenue Sharing Systems” on pages D-84 to D-85 and D-87 to D-90 of Exhibit D

Gross public debt of the issuer	“Public Debt” on pages D-92 to D-102 of Exhibit D

Foreign trade and balance of payments	“Balance of Payments and Foreign Trade—Balance of Payments” and “—Foreign Trade” on pages D-47 to D-55 of Exhibit D

Foreign exchange reserves	“Balance of Payments and Foreign Trade—International Reserves” on pages D-58 to D-60 of Exhibit D

Financial position and resources	“Balance of Payments and Foreign Trade—International Reserves” on pages D-58 to D-60 and “Public Finance—2006 Budget” on pages D-85 to D-87 of Exhibit D

Income and expenditure figures and 2006 Budget	“Public Finance—2006 Budget” on pages D-85 to D-87 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

Brazil, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated May 8, 2007) is, to the best of Brazil’s knowledge, in accordance with the facts in all material respects and contains no material omission likely to affect its import. Brazil accepts responsibility accordingly.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Brazil or the underwriters. Please see “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Brazil is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement, nor is Brazil offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Brazil has previously filed with the Securities and Exchange Commission, or the “SEC”, and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Brazil’s economic, fiscal or political circumstances may have changed since such dates.

The global bonds described in this prospectus supplement are debt securities of Brazil being offered under registration statement no. 333-142116 filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that Brazil may offer, and this prospectus supplement contains specific information about the terms of this offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Brazil’s annual report on Form 18-K for 2005, which was filed on June 30, 2006, as amended from time to time) contain information regarding Brazil, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein and herein by reference, contain additional information about Brazil and the global bonds. All of those documents may be inspected at the office of the SEC. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars, references to “R$” or “BRL” are to Brazilian reais, and references to “€” are to euros.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe those restrictions. See “Underwriting” in this prospectus supplement.

Brazil is a foreign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Brazil. For more information, see “Arbitration and Enforceability” in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

Brazil has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Brazil cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets; and

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Brazil.

•	Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	the ability of Brazil to effect key economic reforms;

•	the level of foreign direct and portfolio investment; and

•	the level of Brazilian domestic interest rates.

USE OF PROCEEDS

The net proceeds to Brazil from the sale of the global bonds, not including accrued interest, will be approximately U.S.$453,397,098.64, after deduction of underwriting discounts and commissions and expenses payable by Brazil estimated to be U.S.$105,000. Brazil intends to use the net cash proceeds of the offering to refinance the public debt of Brazil.

CERTAIN CONVENTIONS

Currency of Presentation

Unless otherwise stated, Brazil has translated historical amounts into U.S. dollars or Brazilian reais at historical annual average exchange rates. Translations of Brazilian reais to U.S. dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into U.S. dollars at any particular rate or at all.

Brazilian Reais Information

All references to “R$”, “BRL”, “Brazilian real” and “Brazilian reais” are to the currency of Brazil and will be deemed to include any lawful successor currency of Brazil. Exchange rates for the Brazilian real can be highly volatile. The following table sets forth the month-end selling rates for U.S. dollars for the periods indicated:

Month	Offer Rate (for U.S.$1.00 in R$)
January 2002	2.4183
February 2002	2.3482
March 2002	2.3236
April 2002	2.3625
May 2002	2.5220
June 2002	2.8444
July 2002	3.4285
August 2002	3.0223
September 2002	3.8949
October 2002	3.6450
November 2002	3.6365
December 2002	3.5333
January 2003	3.5258
February 2003	3.5632
March 2003	3.3531
April 2003	2.8898
May 2003	2.9656
June 2003	2.8720
July 2003	2.9655
August 2003	2.9665
September 2003	2.9234
October 2003	2.8562
November 2003	2.9494
December 2003	2.8892
January 2004	2.9409
February 2004	2.9138
March 2004	2.9086
April 2004	2.9447
May 2004	3.1291
June 2004	3.1075

Month	Offer Rate (for U.S.$1.00 in R$)
July 2004	3.0268
August 2004	2.9338
September 2004	2.8586
October 2004	2.8565
November 2004	2.7307
December 2004	2.6544
January 2005	2.6248
February 2005	2.5950
March 2005	2.6662
April 2005	2.5313
May 2005	2.4038
June 2005	2.3504
July 2005	2.3905
August 2005	2.3637
September 2005	2.2222
October 2005	2.2543
November 2005	2.2070
December 2005	2.3407
January 2006	2.2160
February 2006	2.1355
March 2006	2.1724
April 2006	2.0892
May 2006	2.3005
June 2006	2.1643
July 2006	2.1762
August 2006	2.1388
September 2006	2.1742
October 2006	2.1430
November 2006	2.1668
December 2006	2.1380
January 2007	2.1247
February 2007	2.1182
March 2007	2.0504
April 2007	2.0339
May 2007	1.9289

Source: Central Bank

On June 18, 2007, the Applicable Market Rate (as defined under “Description of the Global Bonds”) was R$1.9047 per U.S.$1.00.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Brazil contained in Brazil’s Annual Report for 2005 on Form 18-K filed with the SEC on June 30, 2006, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in such annual report, the information in this section replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in that annual report. Cross-references in this section are to sections in that annual report.

Recent Political Developments

In June 2006, the National Congress approved the formation of a parliamentary commission of inquiry (CPI) to investigate allegations of irregularities in ambulance purchases. On August 21, 2006, the Federal Senate announced that three Senators, all subsequently acquitted, would be subject to investigation through the CPI. On August 22, 2006, the Ethics Committee of the Chamber of Deputies announced that 67 of its members would be investigated, bringing the total number of legislators investigated to 70. Following the October 2006 elections, only five of the Deputies investigated were reelected. If found guilty, the Congressmen would be subject to expulsion.

In the first round of the presidential election on October 1, 2006, President da Silva received 48.6% of the votes cast, while Mr. Alckmin received 41.6%, with the remainder divided between six other candidates. Because neither Mr. da Silva nor Mr. Alckmin received a majority of the votes cast, they faced each other in a runoff election on October 29, 2006. In that runoff election, Mr. da Silva received 60.8% of the votes cast and was reelected President of Brazil. On January 1, 2007, Mr. da Silva took the oath of office for a second four-year term.

Mr. da Silva is a member of the Worker’s Party (Partido dos Trabalhadores, or PT). Following the October 2006 elections, Mr. da Silva’s party held, as of January 1, 2007, 16.2% of the seats in the Chamber of Deputies and 12.3% of the seats in the Senate. Because the PT holds a minority of the seats in each house of Congress, the success of Mr. da Silva’s initiatives will depend, in part, on his ability to form coalitions with members of other political parties. On November 30, 2006, the Brazilian Democratic Movement Party (Partido do Movimento Democrático Brasileiro, or PMDB), the political party with the largest representation in Congress, voted to join Mr. da Silva’s coalition government.

On February 1, 2007, Arlindo Chinaglia, a member of the PT, was elected president of the Chamber of Deputies while Renan Calheiros, a member of the PMDB, was re-elected as president of the Senate.

On March 15, 2007, the Senate approved the formation of a new CPI to investigate the use of federal budget resources destined for non-governmental organizations (or NGOs), both in Brazil and abroad, between the years 2003 and 2006.

In March 2007, President da Silva appointed eleven new Ministers for each of the Ministries of Health, Justice, National Integration, Tourism, Agriculture, Institutional Relations, Labor, Social Security, Development, Transportation and Social Communication. President da Silva promoted a cabinet reorganization to accommodate allies, particularly the PMDB, the largest party in the coalition.

On May 3, 2007, the Chamber of Deputies formed a CPI to investigate the causes of the crisis with respect to air traffic control. Two thirds of the members of the CPI are from Mr. da Silva’s coalition government in Congress. The CPI has four months to present its findings, but such period may be extended for an additional 2 months. On May 17, 2007, the Senate also formed a CPI to investigate the air traffic control crisis.

Balance of Payments; Foreign Trade; International Reserves

In 2006, Brazil registered an accumulated trade surplus of approximately U.S.$46.1 billion, versus an accumulated trade surplus of approximately U.S.$44.7 billion in 2005. Exports in 2006 totaled U.S.$137.5 billion, a 16.2% increase over 2005, while imports totaled U.S.$91.4 billion, a 24.2% increase from the U.S.$73.6 billion recorded in 2005. The trade balance in 2006 resulted in an accumulated current account surplus of approximately U.S.$13.5 billion, compared to an accumulated surplus of approximately U.S.$14.0 billion in 2005. The accumulated balance of payments surplus was approximately U.S.$30.6 billion in 2006 compared to an accumulated surplus of approximately U.S.$4.3 billion in 2005.

During the first three months of 2007, Brazil registered a trade surplus of approximately U.S.$8.7 billion, versus a trade surplus of approximately U.S.$9.3 billion for the corresponding period in 2006. Exports in the first three months of 2007 totaled U.S.$33.9 billion, a 15.4% increase over the corresponding period of 2006, while imports totaled U.S.$25.2 billion, a 25.4% increase from the U.S.$20.1 billion recorded for the corresponding period in 2006. The trade balance during the first three months of 2007 resulted in a current account surplus of approximately U.S.$1.7 billion, compared to a surplus of approximately U.S.$1.6 billion for the corresponding period in 2006. The balance of payments surplus was approximately U.S.$23.4 billion for the first three months of 2007 compared to a surplus of approximately U.S.$5.8 billion for the corresponding period in 2006.

Preliminary trade figures for May 2007 indicate that Brazil registered an accumulated trade surplus of approximately U.S.$16.8 billion during the first five months of 2007 versus an accumulated trade surplus of approximately U.S.$15.45 billion during the corresponding period of 2006. Exports during the first five months of 2007 totaled U.S.$60.0 billion, a 21.2% increase over the U.S.$49.59 billion recorded during the corresponding period of the previous year. Imports during the first five months of 2007 totaled U.S.$43.2 billion, a 26.7% increase from the U.S.$34.1 billion recorded during the corresponding period of the previous year.

Brazil’s international reserves (which include gold and foreign exchange holdings) totaled U.S.$49.3 billion on December 31, 2003, U.S.$52.9 billion on December 31, 2004, U.S.$53.8 billion on December 30, 2005 and U.S.$85.8 billion on December 29, 2006. On May 2, 2007, Brazil’s international reserves totaled U.S.$122.4 billion.

On August 3, 2006, President da Silva issued Provisional Measure No. 315, which permits Brazilian exporters to keep their export revenues abroad, subject to limits fixed by the National Monetary Council of Brazil, and to use such funds for purposes of investment and debt service. Previously, such exporters were required to repatriate 100% of their export earnings. Funds held abroad would be exempt from the provisional financial contribution levy (CPMF). National Monetary Council of Brazil Resolution No. 3,389 dated August 3, 2006 limits the amount that Brazilian exporters can maintain abroad to 30% of their export revenues. The measures are intended to lower exporters’ costs.

Gross Domestic Product

On June 13, 2007, it was announced that Brazil’s gross domestic product (“GDP”) grew by 4.3% during the first quarter of 2007 relative to the corresponding period of 2006. The agricultural, industrial and services sectors increased by 2.1%, 3.0% and 4.6%, respectively, during the first quarter of 2007 relative to the corresponding period of the previous year. With respect to demand, investments in manufacturing plants, machinery and capital equipment increased by 7.2% during the first quarter of 2007 relative to the corresponding period of 2006, largely as a result of an increase in construction and the production and importation of machinery and equipment, while household consumption rose by 6.0%, the tenth consecutive increase in this quarterly comparison, in relation to the same quarter in the previous year.

GDP grew by 0.8% relative to the fourth quarter of 2006 due primarily to a 1.7% increase in the services sector; the industry sector was stable at 0.3% and the agricultural sector decreased by 2.4%. In terms of internal demand, Government consumption increased by 3.5% in the first quarter of 2007, after a decrease of 0.2% in the previous quarter. Investments increased by 2.1%, and household consumption increased by 0.9%. In terms of external demand, exports of goods and services increased by 1.2%; and imports of goods and services increased by 4.1%.

On March 21, 2007, the Fundação Instituto Brasileiro de Geografia e Estatística (“IBGE”), concluding a two-year effort to improve Brazil’s National Accounts System, revised its methodology for calculating GDP and restated historic GDP data since 1995. Under the new methodology, a broader range of sources of information is used to provide a more accurate measure of Brazil’s GDP. Sources such as IBGE’s annual surveys of economic segments, tax receipts information and household surveys are utilized to calculate GDP. As a result, activities that were previously estimated under the prior methodology, such as government consumption and financial intermediation, are now measured. In addition, the relative weights of economic activities were adjusted to give greater importance to services such as telecommunications and transportation.

As restated, Brazil’s real GDP growth for the years 2000 through 2005 was revised upward. Using the prior methodology, Brazil’s real GDP growth was 4.4% in 2000, 1.3% in 2001, 1.9% in 2002, 0.5% in 2003, 4.9% in 2004 and 2.3% in 2005. Using the new methodology, Brazil’s real GDP growth was 4.3% in 2000, 1.3% in 2001, 2.7% in 2002, 1.1% in 2003, 5.7% in 2004 and 2.9% in 2005. As a result, Brazil registered an average real GDP growth for the six-year period from 2000 to 2005 of 3.0%, compared to 2.6% average real GDP growth for the same period using the prior methodology. The new methodology therefore suggests a different pace of economic growth than previously believed, and in particular growth after 2002 was higher using the new methodology.

Nominal GDP also was adjusted upwards by 7.1% in 2000, 8.6% in 2001, 9.8% in 2002, 9.2% in 2003, 9.9% in 2004 and 10.9% in 2005. Using the prior methodology, Brazil’s nominal GDP was R$1.1 billion in 2000, R$1.2 billion in 2001, R$1.3 billion in 2002, R$1.6 billion in 2003, R$1.8 billion in 2004 and R$1.9 billion in 2005. Using the new methodology, Brazil’s nominal GDP was R$1.2 billion in 2000, R$1.3 billion in 2001, R$1.5 billion in 2002, R$1.7 billion in 2003, R$1.9 billion in 2004 and R$2.1 billion in 2005.

Using the prior methodology, Brazil’s real GDP grew 2.9% in 2006 relative to the previous year. The agricultural, industrial and services sectors increased 3.2%, 3.0% and 2.4%, respectively, in 2006 relative to the previous year. With respect to demand, investments in manufacturing plants, machinery and capital equipment increased 6.3% in 2006 relative to 2005, while household consumption rose by 3.8% using the same base of comparison. Using the new methodology, Brazil’s real GDP grew 3.7% in 2006 relative to the previous year. The agricultural, industrial and services sectors increased 4.1%, 2.8% and 3.7%, respectively, in 2006 relative to the previous year. With respect to demand, investments in manufacturing plants, machinery and capital equipment increased 8.7% in 2006 relative to 2005, while household consumption rose by 4.3 % using the same base of comparison.

Please see “Selected Brazilian Economic Indicators” on page S-4 for a summary of the impact of the revision on key macroeconomic indicators.

Prices

The broad consumer rate index, or IPCA, rose 9.3% in 2003, 7.6% in 2004, 5.7% in 2005, 3.1% in 2006 and 3.2% in the twelve-month period ended May 31, 2007.

The inflation rate (as measured by IGP-DI) rose 7.7% in 2003, 12.1% in 2004, 1.2% in 2005, 3.8% in 2006 and 4.4% in the twelve-month period ended May 31, 2007.

Foreign Exchange

The Brazilian real-U.S. dollar exchange rate (sell side), as published by the Central Bank, was R$2.8892 to U.S.$1.00 on December 31, 2003, R$2.6544 to U.S.$1.00 on December 31, 2004, R$2.3407 to U.S.$1.00 on December 30, 2005, R$2.1380 to U.S.$1.00 on December 29, 2006 and R$1.9047 to U.S.$1.00 on June 18, 2007.

Employment

After declining from 13.1% in April 2004 to 9.6% in December 2004, the unemployment rate in Brazil’s six largest metropolitan areas rose to 10.8% in April 2005 before falling to 9.4% in June 2005. The unemployment rate remained relatively constant through November 2005 before declining to 8.3% in December 2005. The unemployment rate rose to 10.7% in July 2006 before declining to 8.4% in December 2006. In 2007, the unemployment rate rose to 9.3% in January and further to 10.1% in April.

Foreign Investment

In 2006, net foreign direct investment totaled approximately U.S.$18.8 billion, compared with approximately U.S.$15.1 billion of such investment registered in 2005. During the first three months of 2007, net foreign direct investment totaled approximately U.S.$6.6 billion, compared with approximately U.S.$4.0 billion of such investment registered during the corresponding period in 2006.

Monetary Policy

Between February 19, 2003 and April 14, 2004, the Central Bank reduced the Over/Selic rate target from 26.5% to 16.0%. In an effort to manage inflationary expectations, the Central Bank increased its Over/Selic rate target from 16.0% to 19.75% between September 15, 2004 and May 18, 2005. After leaving the Over/Selic rate target unchanged on June 15, 2005, July 20, 2005 and August 17, 2005, the Central Bank reduced its Over/Selic rate target to 19.50% on September 14, 2005, 19.0% on October 19, 2005, 18.5% on November 23, 2005, 18.0% on December 14, 2005, 17.25% on January 18, 2006, 16.5% on March 8, 2006, 15.75% on April 19, 2006, 15.25% on May 31, 2006, 14.75% on July 19, 2006, 14.25% on August 31, 2006, 13.75% on October 18, 2006, 13.25% on November 29, 2006, 13.00% on January 24, 2007, 12.75% on March 7, 2007, 12.50% on April 18, 2007 and 12.0% on June 6, 2007.

Public Finance

In 2006, Brazil’s accumulated consolidated public sector primary surplus was R$90.1 billion (3.9% of GDP), compared with the R$93.5 billion (4.4% of GDP) consolidated public sector primary surplus in 2005. The accumulated consolidated public sector nominal deficit in 2006 was R$69.9 billion (3.0% of GDP), compared with the R$63.6 billion (3.0% of GDP) consolidated public sector nominal deficit in 2005.

During the first three months of 2007, Brazil’s consolidated public sector primary surplus totaled R$27.3 billion (4.7% of GDP), compared with the R$21.0 billion (3.9% of GDP) consolidated public sector primary surplus recorded in the corresponding period in 2006. The consolidated public sector nominal deficit for the first three months of 2007 was R$11.6 billion (2.0% of GDP), compared with the R$23.2 billion (4.3% of GDP) consolidated public sector nominal deficit recorded in the corresponding period in 2006.

The 2007 budget was approved by the National Congress on December 22, 2006. On December 29, 2006, President Lula signed the budget directives law, or LDO, for 2007. The LDO includes, among other things, a provision that allows the President to use funds that exceeded the primary surplus target of 4.25% of GDP in 2006 for additional investment in the pilot program for selected infrastructure and other public projects in 2007.

On January 22, 2007, the Government unveiled the Growth Acceleration Plan 2007-2010 or “PAC”, a set of measures seeking to (i) create incentives for private investment; (ii) increase public investment in infrastructure; and (iii) remove bureaucratic, administrative, normative, legal and legislative obstacles to growth. The measures are grouped under five broad headings: infrastructure investment, stimulus to credit and financing, improvement in the investment climate, tax exemptions and improvements in the tax system, and long-term fiscal measures.

In the infrastructure area, the PAC projects investments of R$ 504 billion in the period 2007-2010, of which R$ 436 billion would come from state-owned companies and from the private sector. One of the main measures would increase investments in the Projeto-Piloto de Investimentos Públicos, or PPI, to 0.5% of GDP in the period, which amount could be discounted from the primary surplus target of 4.25% of GDP for each year in the 2007-2010 period. The measures to stimulate credit and improve funding conditions will seek to increase the volume of credit for housing and sanitation by, among other things, creation of an onlending facility at CEF, increasing public sector credit limits, creating an infrastructure investment fund with FGTS resources, and increasing the liquidity of the Residential Leasing Fund. The National Monetary Council has also reduced the long-term interest rate to 6.5% and the BNDES board has reduced spreads for infrastructure loans.

Measures to improve the investment climate include measures to streamline environmental review of infrastructure projects and the competition law regime, as well as the reestablishment of Superintendencia de Desenvolvimento da Amazonia (SUDAM) and Superintendencia de Desenvolvimento do Nordeste (SUDENE). This cluster also includes proposals for redefining the scope of regulatory agency authority, a natural gas law, and the recently enacted laws on the regulatory regime for sanitation and the opening of the reinsurance market.

Tax reductions include tax exemptions for certain investments in infrastructure and civil engineering, including dedicated infrastructure funds, and incentives for technological development (digital television, semi-conductors and micro-computers) and certain measures already adopted, such as a law for small and medium-size enterprises, adjustments in individual income tax rates, extensions of accelerated depreciation provisions and PIS and COFINS provisions applicable in civil construction. Improvements in the tax system include new measures such as changes in collection dates for social security and PIS and COFINS contributions and other measures already under discussion or in implementation, including the creation of an independent Federal Revenue Service, installation of electronic and digital systems and a renewed effort to address and expand tax reform. With these measures, the Government projects a decrease in tax revenues of R$ 6.6 billion in 2007 and of R$ 11.5 billion in 2008.

Long-term fiscal measures designed to improve fiscal sustainability over the next years include a rule limiting raises in civil servants’ salaries (1.5% in real terms) and in the minimum wage (real GDP change, measured with a 2-year lag, plus inflation from the prior year), improvements in the management of social security and the creation of a council to debate social security measures to be implemented in the future to decrease the fiscal deficit. This cluster also includes proposals to improve public contracting procedures, to improve corporate governance at state-owned companies, to conclude the liquidation of the state-owned railway company, Rede Ferroviaria Federal, S.A. (RFFSA), and shipping company, Companhia de Navegação do São Francisco (FRANAVE), and to adopt new legislation concerning retirement accounts for federal Government employees.

Many of the measures still need to be approved by Congress, while other measures have been implemented by means of provisional measure, Presidential decree or resolutions of the National Monetary Council.

On February 7, 2007 President Lula signed the 2007 Federal Budget Law. On February 15, 2007, the Government announced an expenditures contingency decree covering R$16.4 billion of budgeted expenditures. For the first time ever the Government will deduct funds for PPI investments in the amount of R$11.3 billion. This amount is not to be considered as current expenditure when computing the primary result. On February 21, 2007, the Government announced an additional expenditures contingency decree covering R$1.25 billion of budgeted expenditures.

On February 29, 2007, the Government announced that, following the release of new GDP numbers using the new methodology, the primary surplus target would be determined in nominal terms and not in proportion to GDP. The nominal target for 2007 was set at R$95.9 billion, which represents around 3.8% of GDP according to the new methodology and remains unchanged from the nominal target established before the release of the new GDP numbers by the IBGE. The PPI expenditures that can be deducted from the primary surplus target remained unchanged at R$11.3 billion. Accordingly, the primary surplus target, after PPI expenditures of R$11.3 billion, would be R$84.6 billion.

Public Debt

Brazil’s net public sector debt stood at R$1,088.5 billion (or 45.0% of GDP) on March 31, 2007, compared with R$1,002.5 billion (or 46.5% of GDP) on December 31, 2005 and R$1,067.4 billion (or 44.9% of GDP) on December 31, 2006. On March 31, 2007, Brazil’s consolidated net public sector external debt was a negative R$113.7 billion (or a negative 4.7% of GDP).

On April 30, 2007, Brazil’s U.S. dollar-indexed federal domestic debt securities totaled approximately R$13.4 billion (1.2% of all federal domestic debt securities), down from approximately R$14.2 billion (1.3% of all federal domestic securities) on December 31, 2006. The aggregate principal amount of the federal domestic debt securities indexed to the Over/Selic rate increased to R$426.3 billion (37.0% of all federal domestic debt securities) on April 30, 2007 from R$413.7 billion (37.8% of all federal domestic debt securities) on December 31, 2006. By contrast, fixed rate federal domestic debt securities increased to R$443.3 billion (38.5% of all federal domestic debt securities) on April 30, 2007 from R$419.2 billion (38.3% of all federal domestic debt securities) on December 31, 2006.

In April 2007, the average tenor of Brazil’s federal domestic debt securities was 32.7 months, compared with the average tenor of 33.2 months in December 2002 , 31.3 months in December 2003, 28.1 months in December 2004, 27.4 months in December 2005 and 31.1 months in December 2006. In 2003 and 2004, Brazil’s effort to reduce its vulnerability to external shocks by increasing its issuance of federal domestic fixed-rate debt securities contributed to a further reduction of the average maturity of Brazil’s domestic debt securities, because Brazil’s fixed-rate federal domestic debt securities tend to be short-term securities. For a description of certain external shocks to which Brazil has been subject, see “The Brazilian Economy—Recent Economic Events and Policies” in Brazil’s Annual Report for 2005 on Form 18-K filed with the SEC on June 30, 2006. Of the R$1,151.5 billion in federal domestic debt securities outstanding on April 30, 2007, 36.2% were scheduled to mature on or before April 30, 2008.

On July 27, 2006, Brazil commenced an invitation to holders of 12.75% U.S. Dollar-Denominated Global Bonds due 2020, 8 7/8% U.S. Dollar-Denominated Global Bonds due 2024, 8 7/8% U.S. Dollar-Denominated Global Bonds due 2024, Series B, 10 1/8% U.S. Dollar-Denominated Unsecured Global Bonds due 2027 and 12 1/4% U.S. Dollar-Denominated Global Bonds due 2030 (collectively, the “Old Bonds”) to submit one or more offers to exchange such Old Bonds for 7.125% Global Bonds due 2037 (the “2037 Global Bonds”), on the terms and subject to the conditions set forth in the prospectus supplement dated July 27, 2006 to the prospectus dated October 24, 2005. The invitation expired at 3:00 P.M., New York City time, on August 2, 2006. Brazil issued U.S.$500,043,000 aggregate principal amount of 2037 Global Bonds pursuant to the invitation. In addition, Brazil paid an aggregate amount of U.S.$233,229,470.07 in cash representing the total of the difference between the exchange price for each series of Old Bonds and the re-offer price of the 2037 Global Bonds and an aggregate amount of U.S.$20,250,190.05 in cash equal to the accrued and unpaid interest (to but not including August 16, 2006, the settlement date) on each series of Old Bonds minus the accrued and unpaid interest (to but not including August 16, 2006, the settlement date) on the 2037 Global Bonds. The 2037 Global Bond re-offer price used for the purpose of determining the cash payment amounts was U.S.$996.84 per U.S.$1,000 principal amount of 2037 Global Bonds.

On September 5, 2006, the Government stated that it was modifying its previously announced program for the repurchase of certain external debt securities to include external debt securities scheduled to mature through 2012. The Government’s repurchase program had previously included external debt securities scheduled to mature through 2010, as well as Brazil’s Brady bonds. The modification to the repurchase program adds approximately U.S.$4.8 billion aggregate principal amount of external debt securities to the eligible securities covered by the Government’s repurchase program. On January 15, 2007, the Government announced that it was further modifying its repurchase program to include all Federal external public debt regardless of maturity.

Also, on January 15, 2007, the Government announced that, in connection with its repurchase program, it had repurchased or redeemed U.S.$13.9 billion aggregate principal amount of its outstanding external debt securities between January 1, 2006 and December 31, 2006, including the repurchase of U.S.$6.5 billion of outstanding Brady bonds.

On March 28, 2007, the Government announced that, in connection with its repurchase program, it had repurchased or redeemed U.S.$564.5 million aggregate principal amount of its outstanding external debt securities during the first two months of 2007, including the repurchase of U.S.$178.0 million of Amortizing Global Bonds due 2018 and U.S.$105 million of Global Bonds due 2040, although these bonds have not yet been cancelled.

On September 13, 2006, Brazil issued R$1,600,000,000 aggregate principal amount of its 12.50% Global BRL Bonds due 2022. The Global BRL Bonds are denominated in reais, Brazil’s official currency. Principal of and interest on the Global BRL Bonds will be translated into, and payment of such principal and interest will be made in, U.S. dollars. The offering of Global BRL Bonds was Brazil’s second offering of real-denominated bonds in the international capital markets.

On October 13, 2006, Brazil issued R$650,000,000 aggregate principal amount of its 12.50% Global BRL Bonds due 2022. The Global BRL Bonds are a further issuance of, and form a single series with, the R$1,600,000,000 aggregate principal amount of Brazil’s outstanding 12.50% Global BRL Bonds due 2022 that were previously issued on September 13, 2006.

On November 14, 2006, Brazil issued U.S.$1,500,000,000 aggregate principal amount of its 6% Global Bonds due 2017.

On December 11, 2006, Brazil issued R$750,000,000 aggregate principal amount of its 12.50% Global BRL Bonds due 2022. The Global BRL Bonds are a further issuance of, and form a single series with, the R$2,250,000,000 aggregate principal amount of Brazil’s outstanding 12.50% Global BRL Bonds due 2022 that were previously issued on September 13, 2006 and October 13, 2006.

On January 4, 2007, Brazil issued National Treasury Notes, F Series, that mature in 2017—the longest fixed rate bond issue of the National Treasury in the domestic market. The bonds were issued with a coupon of 12.47% and raised R$267.5 million in cash. The issue follows the announcement by the National Treasury in October 2006 of a new fixed rate bond issuance pattern. According to the new pattern, National Treasury Notes, F Series, or NTN-Fs, will be issued with 3-year, 5-year and 10-year maturities, while National Treasury Letters, or LTNs, will be issued with 6-month, 12-month and 24-month maturities.

On January 30, 2007, Brazil issued U.S.$500,000,000 aggregate principal amount of its 7.125% Global Bonds due 2037. The global bonds are a further issuance of, and form a single series with, the U.S.$2,000,043,000 aggregate principal amount of Brazil’s outstanding 7.125% Global Bonds due 2037 that were previously issued on January 18, 2006, March 23, 2006 and August 16, 2006.

On February 14, 2007, Brazil issued R$1,500,000,000 aggregate principal amount of its 10.25% Global BRL Bonds due 2028.

On March 27, 2007, Brazil issued R$750,000,000 aggregate principal amount of its 10.25% Global BRL Bonds due 2028. The Global BRL Bonds are a further issuance of, and form a single series with, the R$1,500,000,000 aggregate principal amount of Brazil’s outstanding 10.25% Global BRL Bonds due 2028 that were previously issued on February 14, 2007.

On April 11, 2007, Brazil issued U.S.$525,000,000 aggregate principal amount of its 6% Global Bonds due 2017. The global bonds are a further issuance of, and form a single series with, the U.S.$1,500,000,000 aggregate principal amount of Brazil’s outstanding 6% Global Bonds due 2017 that were previously issued on November 14, 2006.

On May 17, 2007, Brazil issued R$787,500,000 aggregate principal amount of its 10.25% Global BRL Bonds due 2028. The Global BRL Bonds are a further issuance of, and form a single series with, the R$2,250,000,000 aggregate principal amount of Brazil’s outstanding 10.25% Global BRL Bonds due 2028 that were previously issued on February 14, 2007 and March 27, 2007.

DESCRIPTION OF THE GLOBAL BONDS

Brazil will issue the global bonds under the fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, and Amendment No. 3 thereto, dated as of June 28, 2004, between Brazil and The Bank of New York (successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent.

The following description is a summary of the material provisions of the global bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Brazil urges you to read the fiscal agency agreement and the form of global bond in making your decision on whether to invest in the global bonds. Brazil has filed a copy of these documents with the SEC and will also deposit copies of these documents at the office of the fiscal agent in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and replaces any inconsistent information set forth in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the Global Bonds

The global bonds will:

•	be issued in an aggregate principal amount of R$750,000,000.

•	mature at par on January 10, 2028.

•	bear interest at 10.25%, calculated on the basis of a 360-day year consisting of twelve 30-day months, from February 14, 2007.

•

pay interest semi-annually in arrears in equal installments on January 10 and July 10 of each year, starting on July 10, 2007, to be paid to the person in whose name the global bond is registered at the close of business on the preceding December 26 or June 25.

•

be a further issuance of, and will be consolidated to form a single series with, the R$3,037,500,000 aggregate principal amount of Brazil’s outstanding 10.25% Global BRL Bonds due 2028 issued on February 14, 2007, March 27, 2007 and May 17, 2007.

•

pay all amounts due in respect of principal or interest in U.S. dollars, as calculated by the calculation agent by translating the Brazilian real amount into U.S. dollars at the Applicable Market Rate for the applicable Rate Determination Date.

•

be designated Type B “Collective Action Securities” under the fiscal agency agreement, and, as such, will contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus. Under these provisions, Brazil may, among other things, amend the payment provisions of the global bonds and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds.

•

be direct, unconditional and general obligations of Brazil and will rank equal in right of payment with all of Brazil’s payment obligations relating to its existing and future unsecured and unsubordinated external indebtedness.

•

be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including the Euroclear System plc (“Euroclear”) and Clearstream Banking, Luxembourg, société anonyme (“Clearstream, Luxembourg”).

•	be issued in fully registered form, without coupons, in minimum denominations of R$250,000 and integral multiples of R$1,000 in excess thereof.

•	be available in definitive form only under certain limited circumstances.

•	not be redeemable prior to maturity and are not entitled to the benefit of any sinking fund.

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of Brazil’s outstanding public external indebtedness and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses”. Under these provisions, Brazil may amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds. Additionally, if an event of default has occurred and is continuing, the global bonds may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding global bonds. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

•

“Applicable Market Rate” means, for any Rate Determination Date, the rate determined by the calculation agent (the “PTAX Rate”) that is equal to the Brazilian real/U.S. dollar commercial rate, expressed as the amount of Brazilian reais per one U.S. dollar as reported by the Central Bank on the SISBACEN Data System under transaction code PTAX800 (“Consultas de Câmbio” or Exchange Rate Enquiry), Option 5, “Venda” (“Cotações para Contabilidade” or Rates for Accounting Purposes) (or any successor screen established by the Central Bank), for such Rate Determination Date; provided, however, that if the PTAX Rate scheduled to be reported on any Rate Determination Date is not reported by the Central Bank on such Rate Determination Date, then the Applicable Market Rate will be BRL12. If the Applicable Market Rate cannot be calculated as described above, the calculation agent will determine the Applicable Market Rate by reference to the quotations received from three leading Brazilian banks as shall be selected by Brazil in its sole discretion (collectively, the “Reference Banks”). The quotations will be determined in each case for such Rate Determination Date as soon as practicable after it is determined that the Applicable Market Rate cannot be calculated as described above for such Rate Determination Date. The calculation agent will ask each of the Reference Banks for quotations for the offered Brazilian real/U.S. dollar exchange rate for the sale of U.S. dollars. The Applicable Market Rate will be the average of the Brazilian real/U.S. dollar exchange rates obtained from the Reference Banks. If only two quotations are obtained, the Applicable Market Rate will then be the average of the Brazilian real/U.S. dollar exchange rates obtained from the Reference Banks. If only one quotation is obtained, the Applicable Market Rate will be that quotation. Where no such quotations are obtained from the Reference Banks, if Brazil determines in its sole discretion that there are one or two other suitable replacement banks active in the Brazilian real/U.S. dollar market, the calculation agent shall ask such banks to provide such quotations and shall use such quotations as it receives to determine the Applicable Market Rate (taking an average rate, as set forth above, if applicable).

•

“BRL12” means the EMTA BRL Industry Survey Rate (BRL12), which is the final Brazilian real/U.S. dollar specified rate of U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, published on EMTA’s website (www.emta.org) for the Rate Determination Date. BRL12 is calculated by EMTA (or a service provider EMTA may select in its sole discretion) using the EMTA BRL Industry Survey Methodology dated as of March 1, 2004, as amended from time to time, pursuant to which (as of the date of this Prospectus Supplement) EMTA conducts a twice-daily survey of up to 15 Brazilian financial institutions that are active participants in the Brazilian real/U.S. dollar spot market, with a required minimum participation of at least 5 financial institutions.

•	“Business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in the City of New York; provided, however,

that solely for the purposes of determining the Applicable Market Rate, “business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in São Paulo, Brazil, and the City of New York.

•

“Rate Determination Date” means the third business day preceding each scheduled interest or principal payment date or the third business day preceding the date on which any payment is made in respect of the global bonds following an acceleration of the maturity of the global bonds.

Payment of Principal and Interest

As long as the global bonds are in the form of fully registered book-entry securities, registered in the name of DTC or a nominee of DTC, Brazil will make payments of principal and interest on the global bonds in U.S. dollars to DTC, which will receive the funds for distribution to the beneficial holders of the global bonds. Brazil expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Brazil nor the paying agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC in making payments to holders of the global bonds from the funds it receives.

If the global bonds are issued in definitive form and your name is listed as the registered holder of a global bond in the security register maintained by the fiscal agent, Brazil will make its interest and principal payments to you by wire transfer if:

•	you own at least R$2,500,000 aggregate principal amount of the global bonds;

•

not less than 15 days before the payment date, you notify the fiscal agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions; and

•

with respect to principal payments, you surrender the global bonds at the corporate trust office of the fiscal agent or at the offices of the other paying agents that Brazil appoints pursuant to the fiscal agency agreement.

If Brazil does not pay interest by wire transfer as described above for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the fiscal agent on the applicable record date.

If any date for an interest or principal payment is a day on which the law at the place of payment permits or requires banking institutions to close, Brazil will make the payment on the next banking day at such place. Brazil will treat such payments as if they were made on the due date, and no interest on the global bonds will accrue as a result of this delay in payment.

If any money that Brazil pays to the fiscal agent for the payment of principal of or interest on the global bonds is not claimed at the end of two years after the principal or interest was due and payable, the fiscal agent will repay the money to Brazil. After any such repayment, the fiscal agent will not be liable with respect to the payments. However, Brazil’s obligations to pay the principal of and interest on the global bonds as they become due will not be affected by such repayment. The global bonds will become void unless presented for payment within five years after the maturity date (or a shorter period if provided by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the global bonds:

(a) a default by Brazil in any payment of principal of or interest on the global bonds which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the global bonds in the performance of any other obligation under the global bonds which continues for 30 days after the holder of any global bonds provides to the fiscal agent written notice requiring that such default be remedied;

(c) an acceleration of any aggregate principal amount of public external indebtedness of Brazil, which exceeds U.S.$25,000,000 (or its equivalent in any other currency), by reason of an event of default arising from Brazil’s failure to make any payment of principal or interest under that public external indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the public external indebtedness of Brazil in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the holder of any global bonds provides to the fiscal agent written notice requiring that such default be remedied;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of or interest on public external indebtedness of Brazil which does not expressly exclude the global bonds and which is materially prejudicial to the interests of the holder of the global bonds; or

(f) a denial or repudiation by Brazil of its obligations under the global bonds.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding global bonds may, by notice to the fiscal agent, declare all the global bonds to be due and payable immediately. Holders of global bonds may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the global bonds will be immediately due and payable on the date Brazil receives written notice of the declaration, unless Brazil has remedied the event or events of default prior to receiving the notice. All amounts due and payable will be paid in U.S. dollars, calculated by the calculation agent by translating the Brazilian real amounts into U.S. dollars at the Applicable Market Rate for the date three business days prior to which payment of any principal, interest or other amounts payable in respect of the global bonds is made. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding global bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Paying Agents, Calculation Agent and Transfer Agents

Until the global bonds are paid, Brazil will maintain a paying agent and a calculation agent in New York City. Brazil has initially appointed The Bank of New York to serve as its paying agent, calculation agent and transfer agent in New York City.

In addition, so long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, Brazil will maintain a paying agent and transfer agent in Luxembourg. Brazil has initially appointed The Bank of New York (Luxembourg) S.A. to serve as its Luxembourg paying agent and transfer agent.

Brazil may at any time appoint new paying agents, transfer agents or calculation agents. Brazil will promptly provide notice (as described under “—Notices”) of the termination or appointment of the calculation agent or any paying agent or transfer agent, or of any change in the office of, any paying agent or transfer agent.

Definitive Securities

Brazil will issue global bonds in definitive form in exchange for the book-entry securities only if:

•

DTC notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 at a time when it is required to be and Brazil does not appoint a successor depositary within 90 days;

•	at any time Brazil decides it no longer wishes to have all or part of the global bonds represented by a book-entry security; or

•	an event of default has occurred and is continuing with respect to the global bonds.

If Brazil issues definitive securities, they will have the same terms and authorized denominations as the book-entry security. You may present definitive securities for transfer, exchange or payment at the corporate trust office of the fiscal agent in New York City, or at the office of the Luxembourg paying agent and transfer agent, according to the procedures in the fiscal agency agreement, and, in the case of definitive securities presented for payment, principal and interest thereon will be payable at the offices of either the fiscal agent in New York City or the Luxembourg paying agent and transfer agent, provided that interest thereon may be paid by check mailed to the registered holders of definitive securities. In the case of a transfer of part of a definitive security, the registrar or transfer agent will issue a new definitive security to the transferee and a second definitive security in respect of the balance of the definitive security to the transferor. Definitive securities presented for transfer must be accompanied by an executed instrument of assignment and transfer, copies of which are available at the office of the Luxembourg transfer agent. You will not be charged a fee for the registration of transfers or exchanges of definitive securities. You may, however, be charged for any stamp, tax or other governmental charge that must be paid in connection with the transfer, exchange or registration. Brazil, the fiscal agent and any other agent of Brazil may treat the person in whose name any definitive security is registered as the owner of such security for all purposes.

If any definitive security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the definitive security or the evidence of its loss, theft or destruction to the fiscal agent or the Luxembourg transfer agent. Brazil and the fiscal agent may require you to sign an indemnity under which you agree to pay Brazil, the fiscal agent or any other agent of Brazil for any losses that they may suffer relating to the definitive security that was mutilated, destroyed, stolen or lost. Brazil and the fiscal agent may also require you to present other documents or proof. After you deliver these documents, if neither Brazil nor the fiscal agent have notice that a bona fide purchaser has acquired the definitive security you are exchanging, Brazil will execute, and the fiscal agent will authenticate and deliver to you, a substitute definitive security with the same terms as the definitive security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost definitive security.

Notices

So long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Brazil will publish notices to the holders of the global bonds in a leading newspaper having general circulation in Luxembourg or arrange to make such notices available on the website of the Luxembourg Stock Exchange (at http://www.bourse.lu). If Brazil elects to publish notices in Luxembourg, Brazil expects that it will initially make such publication in the d’Wort. If publication in a leading newspaper in Luxembourg is not practicable, Brazil will publish such notices in one other leading English language daily newspaper with general circulation in Europe. Brazil will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. Brazil may also consolidate the additional debt securities to form a single series with the outstanding global bonds.

Amendments and Waivers

Brazil, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the global bonds with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding global bonds that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding global bonds.

However, the holders of not less than 75% in aggregate principal amount of the outstanding global bonds, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the global bonds that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the global bonds;

•	reduce the principal amount of the global bonds;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the global bonds;

•	reduce the interest rate of the global bonds;

•	change the currency in which any amount in respect of the global bonds is payable or the place or places in which such payment is to be made;

•	permit early redemption of the global bonds;

•	change the definition of “outstanding” with respect to the global bonds;

•	change Brazil’s obligation to pay any additional amounts;

•	change the governing law provision of the global bonds;

•

change Brazil’s appointment of an agent for the service of process, agreement not to raise certain defenses based on its sovereign immunity or agreement to submit to arbitration in respect of disputes relating to the global bonds;

•	change the status of the global bonds, as described under “Debt Securities—Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the global bonds, amend any event of default under the global bonds; or

•	reduce the proportion of the principal amount of the global bonds that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the global bonds; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

We refer to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of the global bonds, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding global bonds) agrees to the change.

If both Brazil and the fiscal agent agree, they may, without your consent, modify, amend or supplement the fiscal agency agreement or the global bonds for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the global bonds pursuant to the requirements of the global bonds or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the global bonds; or

•

amending the fiscal agency agreement or the global bonds in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of the global bonds in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the global bonds.

For purposes of determining whether the required percentage of holders of global bonds is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the global bonds or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the global bonds, global bonds owned, directly or indirectly, by Brazil or any public sector instrumentality of Brazil will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only global bonds that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco Central do Brasil, any department, ministry or agency of the federal Government of Brazil or any corporation, trust, financial institution or other entity owned or controlled by the federal Government of Brazil or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Please refer to the section entitled “Meetings and Amendments” in the prospectus for information on the procedures for convening and conducting meetings of the holders of global bonds.

GLOBAL CLEARANCE AND SETTLEMENT

Brazil has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Brazil takes responsibility for the accurate reproduction of this information. Brazil takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Brazil nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Brazil or the fiscal agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange and the National Association of Securities Dealers, Inc.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of the Global Bonds through DTC, Euroclear and Clearstream, Luxembourg

Brazil will issue the global bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Brazil and the fiscal agent generally will treat the registered holder of the global bonds, initially Cede & Co., as the absolute owner of the global bonds for all purposes. Once Brazil and the fiscal agent make payments to the registered holders, Brazil and the fiscal agent will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the global bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the global bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

You may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Since the purchaser determines the place of delivery, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the book-entry security among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Brazil nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

In addition, purchasers of global bonds in the secondary market should be aware that they may be unable to deliver settlement funds in Brazilian reais through DTC, Euroclear and Clearstream, Luxembourg and may therefore have to find an alternative means to deliver such funds to sellers of the global bonds if they wish to settle in Brazilian reais.

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the global bonds among themselves in the ordinary way according to DTC rules governing global securities issues.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the global bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the global bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the global bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the global bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the global bonds. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the global bonds were credited to the participant’s account. However, interest on the global bonds would accrue from the value date. Therefore, in many cases the interest income on global bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the global bonds can use its usual procedures for transferring global bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer global bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the global bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the global bonds has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the global bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases global bonds from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

•

borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement which would give the global bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

TAXATION

Brazilian Taxation

The following is a summary of certain Brazilian federal income taxation considerations that may be relevant to a prospective non-Brazilian investor in the global bonds. The summary is based on Brazilian laws, rules and regulations in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary is not intended to constitute a complete analysis of the Brazilian income tax consequences to non-residents of Brazil of the purchase, receipt, ownership or disposition of the global bonds. This summary does not describe any of the tax consequences that may be applicable to residents of Brazil.

Prospective purchasers of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Unless a non-Brazilian holder of a global bond has some connection with Brazil other than the mere holding of a global bond or the receipt of principal or interest in respect of a global bond, payments of interest and principal on a global bond to that non-Brazilian holder will be made free and clear of, and without deduction for or on account of, Brazilian taxes.

Capital gains resulting from any trades of global bonds effected between or in respect of accounts maintained by or on behalf of non-residents of Brazil will not be subjected to Brazilian income tax or other Brazilian taxes if these non-residents have no connection with Brazil other than as holders of an interest in the global bonds.

Payments of interest and principal on the global bonds to, and any gain realized upon the disposition of global bonds by, non-Brazilian holders of global bonds will not be subject to Brazilian estate tax.

United States Federal Income and Estate Taxation

The following is a summary of certain United States federal income and estate tax considerations that may be relevant to a beneficial owner of a global bond who purchases the global bonds in the offering at the offering price. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, perhaps with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary.

This summary deals only with beneficial owners that hold the global bonds as capital assets as defined in the United States federal tax laws. This summary does not address tax considerations applicable to special classes of holders, such as:

•	dealers in securities or currencies, certain securities traders, banks, tax-exempt organizations and life insurance companies;

•	traders in securities that elect to mark to market;

•	persons that hold global bonds as part of a hedging transaction or a position in a straddle or conversion transaction; and

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar.

Prospective purchasers of global bonds should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of global bonds.

Definition of United States Holder

A “United States Holder” is a beneficial owner of global bonds who or that is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate the income of which is subject to United States federal income tax without regard to its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of that trust and one or more United States persons have the authority to control all substantial decisions of the trust.

United States Holders

The following discussion applies to you if you are a United States Holder.

Payments of Interest

Stated interest on a global bond will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the United States Holder’s method of accounting for tax purposes. A United States Holder who uses the cash method of tax accounting will realize an amount of interest income equal to the U.S. dollar payment of interest received. A United States Holder who uses the accrual method of tax accounting will realize an amount of interest income based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the portion of the period within the taxable year). Alternatively, an accrual method United States Holder may elect to translate all interest income on the global bonds at the spot rate in effect on the last day of the accrual period in the taxable year or on the date the interest payment is received if that date is within five business days of the end of the accrual period. If made, this election must be applied consistently to all debt instruments held at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired. The election cannot be changed without the consent of the Internal Revenue Service. A United States Holder using the accrual method of accounting for tax purposes will recognize foreign currency gain or loss on the receipt of an interest payment if the amount actually received differs from the amount of interest income accrued, to the extent that the difference is attributable to differences between the exchange rate used to accrue that income and the exchange rate used to compute the U.S. dollar amount of the interest payment. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on a bond.

The Internal Revenue Service could take the position that the issue price of the global bonds will be the Brazilian real value on the settlement date of the U.S. dollar amount required to be paid for the global bonds on that date. In that case, the global bonds might be treated as having been issued with original issue discount. Brazil intends to treat the global bonds as having been issued without original issue discount. Prospective United States Holders should consult their tax advisors regarding the determination of the issue price of the global bonds and the possibility that the global bonds would be viewed to be issued with original issue discount.

Interest paid by Brazil on the global bonds will constitute income from sources outside the United States. Under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will, depending on the holder’s circumstances, be “passive” or “general” income, which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder under the United States federal income tax laws.

Purchase, Sale, Redemption and Retirement of the Global Bonds

A United States Holder generally will recognize gain or loss on the sale, redemption or retirement of a global bond equal to the difference between the amount realized (not including any amounts attributable to accrued but unpaid interest) on the sale, redemption or retirement and the holder’s tax basis in the global bond. Subject to the discussion of foreign currency gain or loss, below, that gain or loss will be capital, and will be long-term capital gain or loss if the global bond was held for more than one year. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. The ability of a United States Holder to offset capital losses against ordinary income is limited. Any capital gain or loss recognized by a United States Holder on the sale, redemption or retirement of a global bond generally will be treated as income or loss from sources within the United States for foreign tax credit limitation purposes.

A United States Holder must treat any portion of the gain or loss recognized on the sale or disposition of a global bond as ordinary income to the extent that gain or loss is attributable to changes in the U.S. dollar—Brazilian real exchange rate. Such gain or loss, however, will be taken into account only to the extent of the total gain or loss realized on the sale or disposition.

Although not entirely free from doubt, Brazil believes that a United States Holder’s tax basis in a global bond generally will be the U.S. dollar value of the real purchase price on the date of purchase (the settlement date), calculated at the exchange rate in effect on that date. The U.S. dollar amount that is actually paid by the United States Holder for a global bond may differ from the amount determined under the preceding sentence, since the U.S. dollar purchase price will be determined using a currency exchange rate determined as of the pricing date, rather than the settlement date. A United States Holder may recognize U.S.-source foreign currency gain or loss in an amount equal to such difference.

The Internal Revenue Service could take the position, however, that a United States Holder’s tax basis in a global bond will be equal to the U.S. dollar amount that is actually paid by the United States Holder for the global bond. Prospective United States Holders should consult their tax advisors regarding the determination of their tax basis in a global bond.

Non-United States Holders

The following discussion applies to you if you are not a United States person for United States federal income tax purposes (a “Non-United States Holder”).

Interest on the Global Bonds

Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to United States federal income tax, including withholding tax, on payments of interest unless that holder:

•	is an insurance company carrying on a U.S. insurance business to which the interest is attributable within the meaning of the United States federal tax laws; or

•

has an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

Disposition of the Global Bonds

Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to United States federal income tax on any capital gain realized on the sale or exchange of the global bonds unless:

•	that gain or income is effectively connected with the conduct by that Non-United States Holder of a trade or business within the United States; or

•

in the case of a Non-United States Holder who is an individual, that Non-United States Holder is present in the United States for a total of 183 days or more during the taxable year in which that gain or income is realized, and either:

•	that gain is attributable to an office or fixed place of business maintained in the United States by that Non-United States Holder; or

•	that Non-United States Holder has a tax home in the United States.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, a United States Holder (or a United States alien that holds the global bonds in connection with a U.S. trade or business) that recognizes a loss with respect to the bonds that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. All holders should consult with their own tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of global bonds.

Estate Tax

The global bonds will be treated as situated outside the United States for purposes of the United States federal estate tax. Thus, for purposes of that tax, the global bonds will not be included in the gross estate of an individual in the case of a nonresident of the United States who was not a citizen of the United States at the time of death if income on the global bonds would not have been effectively connected with a United States trade or business at the time of the individual’s death.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of principal of and interest on the global bonds to non-corporate United States Holders if those payments are made within the United States or by or through a custodian or nominee that is a United States Controlled Person, as defined below. Backup withholding will apply to those payments if such a United States Holder fails to provide an accurate taxpayer identification number or, in the case of interest payments, fails to certify that it is not subject to backup withholding or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its United States federal income tax returns. Payments of principal and interest to beneficial owners who are Non-United States Holders generally will not be subject to information reporting and backup withholding, but those holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on United States Internal Revenue Service Forms W-8BEN.

The payment of proceeds of a sale or redemption of global bonds effected at the U.S. office of a broker will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments or proceeds of a sale or redemption effected at a foreign office of a broker that is a United States Controlled Person, unless the broker has documentary evidence that the holder or beneficial owner is not a United States Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption.

A payment to a foreign partnership is treated, with some exceptions, for backup withholding purposes as a payment directly to the partners, so that the partners are required to provide any required certifications. If you hold a global bond through a partnership or other pass-through entity, you should consult your own tax advisors regarding the application of these rules to your situation.

A “United States Controlled Person” is:

•	a United States person (as defined in the United States Treasury regulations);

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or

•	a foreign partnership in which United States persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Any amounts withheld under the backup withholding rules from a payment to a holder of a global bond generally will be allowed as a refund or a credit against the holder’s United States federal income tax liability as long as the holder provides the required information to the Internal Revenue Service.

UNDERWRITING

Brazil and the underwriters for the offering named below have entered into an underwriting agreement dated June 19, 2007 with respect to the global bonds. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the global bonds indicated in the following table:

Underwriter	Principal Amount
Credit Suisse Securities (USA) LLC	R$	367,500,000
J.P. Morgan Securities Inc.	R$	367,500,000
Banco Itaú Europa S.A., London Branch	R$	7,500,000
BB Securities Ltd.	R$	7,500,000

Total	R$	750,000,000

Global bonds sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement, plus accrued interest from February 14, 2007. If all global bonds are not sold at such public offering price, the underwriters may change the offering price and the other selling terms.

It is expected that delivery of the global bonds will be made against payment therefor on or about June 26, 2007. Under SEC Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the global bonds initially will settle on June 26, 2007, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of global bonds who wish to trade global bonds on the date of pricing or the next two succeeding business days should consult their own advisor.

Brazil has been advised by the underwriters that the underwriters intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the global bonds.

The global bonds are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the global bonds in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

In connection with the offering, the underwriters may purchase and sell the global bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of global bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the global bonds while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased global bonds sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the global bonds. As a result, the price of the global bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

The underwriters are relying on an exemption obtained from the SEC from Rule 101 of Regulation M under the U.S. Securities Exchange Act of 1934, as amended, with respect to the trading activities of the underwriters and certain of their affiliates in connection with the offering.

Brazil estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately U.S.$105,000.

Purchasers of the global bonds may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the price to the public set forth on the cover of this prospectus supplement.

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform various financial advisory, commercial banking and investment banking services for Brazil, for which they received or will receive customary fees and expenses. These transactions and services are carried out in the ordinary course of business.

The underwriters, acting directly or through a branch or an affiliate, may be requested to provide an independent quotation or quotations from time to time for the purpose of determining the EMTA BRL Industry Survey Rate and such quotation may affect, materially or otherwise, the rate used to calculate the interest or principal payment obligations, as the case may be, of Brazil under the global bonds (it being understood that such quotation or quotations shall be provided without regard to the effect on the global bonds).

Brazil has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

The underwriters have specifically agreed to act as follows in each of the following places:

European Economic Area: In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the global bonds to the public in that Relevant Member State prior to the publication of a prospectus in relation to the global bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the global bonds to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by Brazil of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the global bonds to the public” in relation to any global bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe the global bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom: Each of the underwriters has confirmed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

France: Each of the underwriters has represented and agreed that:

•

it has only made and will only make an offer of the global bonds to the public (appel public à l’épargne) in France in the period beginning (1) when a prospectus in relation to the global bonds has been approved by the Autorité des marchés financiers (AMF), on the date of such publication or, (2) when a prospectus has been approved in another Member State of the European Economic Area which has implemented the EU Prospectus Directive 2003/71/EC, on the date of notification of such approval to the AMF, all in accordance with articles L.412-1 and L.621-8 of the French Code monétaire et financier and the Règlement général of the AMF, and ending at the latest on the date which is 12 months after the date of such publication; or

•

it has only made and will only make an offer of the global bonds to the public in France (appel public à l’épargne) and/or it has only required and will only require the admission to trading on Euronext Paris S.A. in circumstances which do not require the publication by Brazil of a prospectus pursuant to articles L.411-2 and L.412-1 of the French Code monétaire et financier; and

otherwise, it has not offered or sold and will not offer or sell, directly or indirectly, the global bonds to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the Prospectus or any other offering material relating to the global bonds, and that such offers, sales and distributions have been and shall only be made in France to (1) providers of investment services relating to portfolio management for the account of third parties, and/or (2) qualified investors (investisseurs qualifiés), all as defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier.

Hong Kong: The global bonds may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the global bonds may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan: The global bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any global bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore: This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the global bonds may not be circulated or distributed, nor may the global bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the global bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the global bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Brazil: The global bonds may not be offered or sold to the public in Brazil. Accordingly, this prospectus supplement has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the offer, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the global bonds pursuant to this prospectus supplement is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of the global bonds to the public in Brazil.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Brazil by Dr. Luis Inácio Lucena Adams, the Procurador-Geral da Fazenda Nacional (Attorney General of the National Treasury) or another duly authorized Attorney of the National Treasury and by Arnold & Porter LLP, New York, New York, United States counsel to Brazil, and for the underwriters by Sullivan & Cromwell LLP, New York, New York, United States counsel to the underwriters, and Pinheiro Neto Advogados, São Paulo, SP, Brazil, Brazilian counsel to the underwriters.

As to all matters of Brazilian law, Arnold & Porter LLP may rely on the opinion of the Attorney General of the National Treasury (or such other Attorney of the National Treasury), and Sullivan & Cromwell LLP may rely on the opinion of Pinheiro Neto Advogados. As to all matters of United States law, the Attorney General of the National Treasury (or such other Attorney of the National Treasury) may rely on the opinion of Arnold & Porter LLP, and Pinheiro Neto Advogados may rely on the opinion of Sullivan & Cromwell LLP. Certain statements with respect to matters of Brazilian law in this prospectus supplement and the prospectus have been passed upon by the Attorney General of the National Treasury or another duly authorized Attorney of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included in this prospectus supplement which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus supplement is included as a public official statement made on the authority of Guido Mantega, Minister of Finance.

GENERAL INFORMATION

Due Authorization

Brazil has authorized the creation and issue of the global bonds pursuant to Senate Resolution No. 20 of the Federal Senate of Brazil dated November 16, 2004, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil.

Listing and Listing Agent

Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, together with the previously issued global bonds, trade on the Euro MTF Market. The Luxembourg listing agent is The Bank of New York (Luxembourg) S.A., Aerogolf Center, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg.

Litigation

Neither Brazil nor any governmental agency of Brazil is involved in any litigation or arbitration or administrative proceeding relating to claims or amounts which are material in the context of the issue of the global bonds and which would materially and adversely affect Brazil’s ability to meet its obligations under the global bonds and the fiscal agency agreement with respect to the global bonds. No such litigation or arbitration or administrative proceeding is pending, or, so far as Brazil is aware, threatened.

Documents Relating to the Global Bonds

Copies of the fiscal agency agreement and the form of global bond may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the specified offices of the fiscal agent and paying agents.

Where You Can Find More Information

Brazil has filed its annual report for 2005 on Form 18-K (except for certain exhibits) with the SEC. You may request copies of this annual report, including its various exhibits and amendments filed from time to time, by contacting the Brazilian Embassy, 3006 Massachusetts Avenue, N.W., Washington, DC 20008, Attn: Finance Section (telephone: +1 (202) 238-2745). Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

The annual report for 2005 on Form 18-K, each additional amendment to that annual report and each subsequent annual report on Form 18-K that Brazil files with the SEC after the date of this prospectus supplement but before the end of the offering of the global bonds are considered part of and incorporated by reference in this prospectus supplement. You may obtain a copy of all such documents, free of charge, at the office of the listing agent in Luxembourg.

Information on Brazil

For so long as any global bonds are listed on the Luxembourg Stock Exchange, copies of the most recent monthly press releases of the Central Bank of Brazil in the English language relating to fiscal policy, the foreign sector and monetary policy, or if such monthly press releases cease to be published, comparable economic information of the Central Bank of Brazil, and any document incorporated by reference in this prospectus supplement may be obtained free of charge at the office of the listing agent for the global bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The global bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg (Common Code: 028745982; ISIN: US105756BN96; CUSIP No.: 105756BN9).

PROSPECTUS

FEDERATIVE REPUBLIC OF BRAZIL

$9,220,065,147

Debt Securities

Warrants

Brazil may offer up to $9,220,065,147 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities.

Brazil may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Brazil will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Brazil may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Brazil has not authorized anyone to provide you with different or additional information. Brazil is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is May 8, 2007.

WHERE YOU CAN FIND MORE INFORMATION

Brazil voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Brazil, and may be accompanied by exhibits. You may read and copy any document Brazil files with the SEC at the SEC’s public reference room in Washington, D.C. Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Brazil to “incorporate by reference” the information Brazil files with it. This means that Brazil can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Brazil incorporates by reference the following documents:

•	Brazil’s Annual Report on Form 18-K for the year ended December 31, 2005; and

•	All amendments to Brazil’s Annual Report on Form 18-K for the year ended December 31, 2005 filed prior to the date of this prospectus.

Brazil also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time Brazil files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Brazil at the following address:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 238-2745

DATA DISSEMINATION

Brazil is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Brazil, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=BRA. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Brazil will use the net proceeds from the sale of the securities for the general purposes of Brazil, including the refinancing of domestic and external indebtedness of Brazil.

DEBT SECURITIES

Brazil may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Brazil and a fiscal agent. The prospectus supplement that relates to your series of debt securities will identify the fiscal agent and any other paying agent that Brazil has appointed for your series of debt securities. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of your series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Brazil agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Brazil may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•

whether and under what circumstances and terms the holders of the debt securities may opt to obligate Brazil to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Brazilian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Brazil. After the return of these moneys to Brazil, the holder of this debt security may look only to Brazil for any payment.

Brazil may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Brazil and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The debt securities will be direct, unconditional and general obligations of Brazil. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of and interest on the debt securities.

The debt securities of any series will rank at least equally in right of payment with all other existing and future payment obligations relating to External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent upon surrender of the debt securities. Unless otherwise specified in the applicable prospectus supplement, the interest on the debt securities will be payable in U.S. dollars when due by check mailed to the registered holders of the debt securities on the related record date at their registered addresses.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

Brazil undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Security Interest in any of its present or future revenues or properties to secure any Public External Indebtedness of Brazil, unless:

•	the debt securities of that series are secured equally and ratably with that Public External Indebtedness; or

•

the debt securities of that series have the benefit of another security, guarantee, indemnity or other arrangement as approved by the holders of the debt securities of that series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Brazil may create or permit to subsist:

•

Security Interests created prior to the date of issuance of the debt securities of a particular series, including renewals or refinancings of those Security Interests, provided, however, that any renewal or refinancing of any those Security Interests secures only the renewal or extension of the original secured financing;

•

Security Interests created or contemplated under the agreements (as they may be amended from time to time) implementing the 1992 Financing Plan and explanatory communications relating to the 1992 Financing Plan and implementing documentation for the 1992 Financing Plan, including Security Interests to secure obligations under the Collateralized Bonds;

•

Security Interests securing Public External Indebtedness of the Republic issued upon surrender or cancellation of any of the Collateralized Bonds or the principal amount of any Indebtedness of the Republic outstanding as of April 14, 1994, in each case, to the extent those Security Interests are created to secure that Public External Indebtedness on a basis comparable to the Collateralized Bonds;

•

Security Interests securing Public External Indebtedness incurred or assumed by the Republic in connection with a Project Financing, provided, that the property over which those Security Interests are granted consists solely of assets or revenues of the project for which the Project Financing was incurred;

•	Security Interests securing Public External Indebtedness which

•	is issued by the Republic in exchange for secured debt of Brazilian public sector bodies (other than Brazil), and;

•	is in an aggregate principal amount outstanding that does not exceed $25,000,000 (or its equivalent in any other currency); and

•

Security Interests securing Public External Indebtedness incurred or assumed by the Republic to finance or refinance the acquisition of the assets in which those Security Interests have been created or permitted to subsist.

Definitions

“1992 Financing Plan” means the Federative Republic of Brazil 1992 Financing Plan dated December 29, 1992 sent to the international banking community with the communication dated December 29, 1992 from the Minister of Finance of Brazil.

“Collateralized Bonds” means the collateralized bonds issued under the agreements (as they may be amended from time to time) implementing the 1992 Financing Plan.

“External Indebtedness” means any Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured, unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Public External Indebtedness” means any Public Indebtedness which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which:

•

are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•

have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project and the person or persons providing such financing expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the moneys advanced.

“Security Interest” means any lien, pledge, mortgage, security interest or other encumbrance.

Default

Any of the following events will be an event of default with respect to any series of debt securities:

(a) a default by Brazil in any payment of principal of or interest on any debt securities of any series, which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the debt securities of that series in the performance of any other obligation under the debt securities of that series, which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring this default be remedied;

(c) an acceleration of any aggregate principal amount of Public External Indebtedness of Brazil, which exceeds $25,000,000 (or its equivalent in any other currency), by reason of an event of default arising from Brazil’s failure to make any payment of principal or interest under this Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the Public External Indebtedness of Brazil in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring this default be remedied;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of or interest on Public External Indebtedness of Brazil which does not expressly exclude the debt securities of that series and which is materially prejudicial to the interests of the holders of the debt securities of that series; or

(f) a denial or repudiation by Brazil of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If an event of default described above occurs, each holder of debt securities of any series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable; however, if an event of default described in clause (b), (c) or (d) above occurs (unless an event of default described in clause (a), (e) or (f) occurs at the time of receipt of the notice declaring the debt securities of that series due and payable), then any notice declaring the debt securities of that series due and payable becomes effective only when the fiscal agent has received these notices from holders of at least 10% in principal amount of all debt securities of that series then outstanding. Debt securities held directly by Brazil or on its behalf shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

If an event of default described in clause (a), (e) or (f) above ceases to continue, then each holder of debt securities of that series, which has declared its debt securities immediately due and payable, may rescind and annul this declaration. If an event of default described in clause (b), (c) or (d) above ceases to continue and no event of default described in clause (a), (e) or (f) above has occurred and is continuing, then all of the declarations that the debt securities are immediately due and payable may be rescinded and annulled by the affirmative vote of the holders of that series as provided under the heading “Meetings and Amendments” below.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Brazil or the registered holders of these debt securities.

Brazil may at any time purchase debt securities in any manner and for any consideration. These debt securities purchased by Brazil may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Brazil may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by Brazil. If an event of default occurs and Brazil or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•	except in the case of any series of debt securities that has been designated Collective Action Securities, debt securities held directly by Brazil or on its behalf.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 to 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities shall constitute a quorum.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at a reconvening of a previously adjourned meeting, this meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities shall constitute a quorum for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting, except as described below.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Brazil or the holders of the debt securities of a series called the meeting, however, then Brazil or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Brazil and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with

•

the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of a series:

(i) if both Brazil and the fiscal agent agree, they may modify, amend or supplement the terms of the debt securities of that series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of that series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of that series.

The written consent or affirmative vote of the holder of each debt security of an affected series is required to:

•	change the due date for the payment of the principal of, or any installment of interest on, any debt security of that series;

•	reduce the principal amount of any debt security of that series;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of any debt security of that series;

•	reduce the interest rate on any debt security of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable;

•	change Brazil’s obligation to pay additional amounts under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

If both Brazil and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Judgment Currency

If a court or arbitral tribunal renders a judgment or order in respect of amounts due to a holder of a debt security and this judgment or order permits Brazil to pay those amounts in a currency (the “judgment currency”) other than the currency in which the debt security is denominated (the “debt security currency”), Brazil will pay any deficiency arising or resulting from any variation in the rates of exchange between the date as of which the amount in the debt security currency is notionally converted into the amount in the judgment currency for the purposes of this judgment or order and the date of actual payment of this judgment or order.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Brazil will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Brazil or any authority of or within Brazil having power to tax (together, “Taxes”), unless that withholding or deduction is required by law. In that event, Brazil shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had that withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

•

to a holder (or a third party on behalf of a holder) where that holder is liable to pay those Taxes in respect of any debt security by reason of that holder’s having some connection with Brazil other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security;

•

presented for payment more than 30 days after the Relevant Date (see below) except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period; or

•

to the extent that the Taxes to which those additional amounts relate would not have been imposed but for the failure of the holder or beneficial owners of that debt security to comply with any certification, identification or other reporting requirements concerning the nationality, residence or connection with Brazil or any political subdivision or taxing authority of or in Brazil (other than a requirement that has the effect of disclosing the nationality, residence or identity of a beneficial owner of that debt security to Brazil, any paying agency or any governmental authority), of that holder or beneficial owner, as a precondition to exemption from those Taxes.

The term “Relevant Date” in respect of any debt security means the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•

if the full amount of the money payable has not been received by the fiscal agent on or prior to that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts which may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary and Brazil does not appoint a successor depositary within 90 days;

•	at any time Brazil decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Brazil has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Brazil is not responsible for maintaining, supervising or reviewing those records or payments. Brazil has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Brazil may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Such Collective Action Securities may be designated “Type A” or “Type B” or have no designation as to “Type”. This designation as to “Type” is only relevant for determining the threshold for approving certain reserved matters, as described more fully under “—Amendments and Waivers” below.

Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Brazil receives written notice of the declaration, unless Brazil has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Brazil, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 85% (in the case of Collective Action Securities designated “Type A” or having no designation as to “Type”) or 75% (in the case of Collective Action Securities designated “Type B”) in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•

permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Brazil is not permitted to redeem the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change Brazil’s obligation to pay any additional amounts under the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change Brazil’s appointment of an agent for the service of process, agreement not to raise certain defenses based on its sovereign immunity or agreement to submit to arbitration in respect of disputes relating to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities—Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Brazil refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 85% (in the case of Collective Action Securities designated “Type A” or having no designation as to “Type”) or 75% (in the case of Collective Action Securities designated “Type B”) in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Brazil and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by Brazil or any public sector instrumentality of Brazil will be disregarded and deemed not to be “outstanding,” except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank, any department, ministry or agency of the federal government of Brazil or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Brazil or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Except as specifically set forth herein, the other terms set forth under “Debt Securities—Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Brazil may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Brazil may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Brazil to repurchase or exchange debt securities. If Brazil issues any warrants, each issue of warrants will be issued under a warrant agreement between Brazil and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Brazil to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	whether and under what conditions Brazil may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•

whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, the warrant agreement, the debt securities and the warrants will be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to any conflicts-of-laws principles that would require the application of the laws of a jurisdiction other than the State of New York. The laws of Brazil will govern all matters concerning authorization and execution of the securities by Brazil.

ARBITRATION AND ENFORCEABILITY

Under Brazilian law, Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purposes of adjudication on the merits in any dispute, controversy or claim against Brazil arising out of or relating to the securities. Brazil has agreed, however, that any dispute, controversy or claim arising out of or relating to the securities (other than any action arising out of or based on United States federal or state securities laws), including the performance, interpretation, construction, breach, termination or invalidity of the securities, shall be finally settled by arbitration in New York, New York.

Under the terms of the securities, a holder of any security is deemed to have agreed to the use of arbitration to resolve any dispute, controversy or claim against Brazil arising out of or relating to the securities (other than any action arising out of or based on United States federal or state securities laws) unless such holder elects to bring such claim in an action in Brazil.

The decision of any arbitral tribunal shall be final to the fullest extent permitted by law. Brazil has agreed that any New York court lawfully entitled to do so may enter a judgment recognizing such an arbitral award. Brazil has agreed that in any arbitration or related legal proceedings for the conversion of an arbitral award into a judgment, it will not raise any defense that it could not raise but for the fact that it is a sovereign state and has consented to the jurisdiction of the United States District Court for the Southern District of New York for the limited purpose of converting into a judgment an arbitral award rendered against Brazil in New York. The realization upon an arbitral award rendered against Brazil would depend upon the application of the United States Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”).

Brazil has not otherwise consented to the jurisdiction of any court outside Brazil in connection with actions arising out of or based on the securities, has not appointed any agent for service of process other than for the purpose of converting an arbitral award into a judgment, and has not agreed to waive any defense of sovereign immunity to which it may be entitled in any action other than its immunity from jurisdiction in an action to recognize an arbitral award or in an action brought in Brazil. Brazil has agreed that any process or other legal summons in connection with obtaining judicial acceptance of any arbitral award in the United States District Court for the Southern District of New York may be served upon it by delivery to the Advogado Geral da União (Attorney General) of Brazil of letters rogatory or by any other means permissible under the laws of the State of New York and Brazil.

Because Brazil has not waived its sovereign immunity in connection with any action brought outside Brazil arising out of or relating to the securities (including without limitation any action arising out of or based on United States federal or state securities law) other than in the limited circumstances described above in connection with an action for the judicial recognition of an arbitral award, it will not be possible to obtain a United States judgment against Brazil unless a court were to determine that (i) Brazil is not entitled under the FSIA to sovereign immunity with respect to such actions and (ii) the matter should not be referred to arbitration as contemplated by the securities. Any judgment rendered against Brazil by a court outside Brazil in an action in which Brazil has not submitted to the jurisdiction of such court or otherwise expressly waived its defense of sovereign immunity would not be enforceable against Brazil under its laws.

The enforcement by a Brazilian court of a foreign arbitral award is subject to the recognition of such award by the Superior Court of Justice of Brazil. The Superior Court of Justice will recognize such an award if all of the required formalities are observed and the award does not contravene Brazilian national sovereignty, public policy and “good morals”. Under Article 100 (formerly Article 67) of the Civil Code of Brazil, the public property of the Republic located in Brazil is not subject to execution or attachment, either prior to or after judgment. The execution of an arbitral award against the Republic in Brazil is only available in accordance with the procedures set forth in Article 730 et seq. of the Brazilian Civil Procedure Code, which envisions the registration of the recognized award for inclusion in the budget for payment in a subsequent fiscal year of the Republic.

Pursuant to legislation adopted in 2004, recognition of foreign arbitral awards for purposes of enforcement in Brazil may be sought directly in the Superior Court of Justice of Brazil without the need to first convert the arbitral award into a judgment in the place of arbitration.

Notwithstanding the foregoing, a holder of any security may institute legal proceedings against Brazil in the federal courts of Brazil, and Brazil has waived any immunity from jurisdiction or execution of judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) to which it might otherwise be entitled in any such proceeding.

PLAN OF DISTRIBUTION

Brazil may sell any combination of the debt securities and/or warrants or other similar securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Brazil from the sale of these securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute these securities on a firm commitment basis. In this case, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Brazil may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Brazil may also sell securities of any series directly to the public or through agents designated by Brazil from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with NASD guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Brazil may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Brazil under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement.

Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Brazil may offer the securities of any series to present holders of other securities of Brazil as consideration for the purchase or exchange by Brazil of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Brazil may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Brazil in the ordinary course of business.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Brazil by a Deputy Attorney General of the National Treasury, or another duly authorized attorney of the Office of the Attorney General of the National Treasury and by Arnold & Porter LLP, United States counsel to Brazil, and for the underwriters, if any, by United States counsel and Brazilian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Brazilian law, Arnold & Porter LLP may rely on the opinion of the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury). As to all matters of United States law, the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Brazilian law in this prospectus have been passed upon by the Deputy Attorney General of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance.

AUTHORIZED REPRESENTATIVE

The authorized representative of Brazil in the United States of America is the Ambassador of Brazil to the United States of America, whose address is:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008.

THE ISSUER The Federative Republic of Brazil Ministry of Finance Secretaria do Tesouro Nacional Esplanada dos Ministérios Brasília, DF Brazil
FISCAL AGENT The Bank of New York 101 Barclay Street, 4th Floor New York, New York 10286 United States	PAYING AGENT AND TRANSFER AGENT The Bank of New York (Luxembourg) S.A. Aerogolf Center 1A Hoehenhof L-1736 Senningerberg Luxembourg

LEGAL ADVISORS

To Brazil, as to U.S. law: Arnold & Porter LLP 399 Park Avenue New York, New York 10022 United States	To the underwriters, as to U.S. law: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States

To Brazil, as to Brazilian law: Dr. Luis Inácio Lucena Adams Procurador-Geral da Fazenda Nacional Esplanada dos Ministérios Brasília, DF Brazil	To the underwriters, as to Brazilian law: Pinheiro Neto Advogados Rua Hungria, 1100 01455-000 São Paulo, São Paulo Brazil

LISTING AGENT

The Bank of New York (Luxembourg) S.A.

Aerogolf Center

1A Hoehenhof

L-1736 Senningerberg

Luxembourg

R$750,000,000

Federative Republic of Brazil

10.25% Global BRL Bonds due 2028

Payable in U.S. dollars

PROSPECTUS SUPPLEMENT

Joint Lead Managers and Joint Bookrunners

Credit Suisse	JPMorgan

Co-Managers

Banco Itaú Europa	BB Securities Ltd.

June 19, 2007